Exhibit 10.34

October 16, 2024 (revised as requested on October 30, 2024)

By Email

James Sullivan (by email)

RE: Separation Agreement and General Release

Dear Jim:

This letter of agreement and general release ("Agreement") confirms our mutual agreement regarding the terms and conditions of your separation from employment with enGene USA, Inc. (“enGene” or the “Company”). You and the Company agree as follows:

1.
Last Day of Employment. Your last day of employment with the Company will be October 31, 2024 (“Last Day of Employment”). You will receive your salary at your regular rate of pay through your Last Day of Employment. Your employment and your participation in the Company's employee benefit plans and programs will terminate on your Last Day of Employment.

2.
Severance Benefits. Provided that you (i) timely sign this Agreement after your Last Day of Employment and do not revoke this Agreement, (ii) return all Company property, (iii) provide all administrative information, including all login controls, regarding all accounts you used or accessed related to your work for the Company, and (iv) otherwise comply with your obligations under this Agreement and your continuing obligations to the Company under Sections 15 and 16 of your Employment Agreement with the Company dated November 8, 2023 (the “Employment Agreement”), you shall be entitled to the following:

a.
Continuation of your Base Salary for a twelve (12) month period (the “Severance Term”), in the total amount of $485,000 less applicable taxes and withholdings, which amount shall be paid in regular payroll in accordance with the Company's normal payroll practices. Payment will begin with the first regular payroll date reasonably practicable to process payment following the Effective Date of this Agreement, and any installments not paid between the Last Day of Employment and the date of the first payment will be paid with the first payment.

b.
Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay to the group health plan provider(s) or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide family health (including hospitalization, medical, dental, vision, etc.) insurance to you if you had remained employed by the Company until the earliest of (A) the twelfth (12th) month anniversary of your Last Day of Employment; (B) your eligibility for group health plan benefits under any other employer's group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section

2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above (such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company's regular payroll dates).

c.
An amount equal to your Target Annual Bonus of 40% of your annual Base Salary as defined in your Employment Agreement, prorated for the portion of the performance period that you were employed in 2024, payable within forty-five (45) days of your Last Day of Employment.

d.
Your time-based equity awards shall accelerate and vest with respect to the number of shares underlying the equity awards that would vest over the Severance Term had you remained employed for such Severance Term (such that an aggregate 20,742 shares that would have vested from November 1, 2024 through October 31, 2025 shall immediately become vested) and any equity awards that are subject to performance-based vesting shall vest and become exercisable, if at all, subject to the terms of such equity awards.

e.
The Company will seek approval of the Board of Directors (the "Board") of enGene Holdings Inc., which such approval shall not unreasonably be withheld, to extend the post-termination exercise period for all your outstanding stock options until October 31, 2025 (it being understood and agreed that if you exercise, at any time after the third month following your Last Date of Employment, any of such stock options that would otherwise qualify as incentive stock options, shall automatically cease to be incentive stock options and shall automatically become and be treated as non-qualified stock options for purposes of United States federal and state income taxes).

/ 3. Release.

a)
In consideration of the benefits set forth herein, including but not limited to the benefits set forth in Paragraph 2, to the fullest extent permitted by law you waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans' administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the "Company Releasees") from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys' fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement arising out of or relating in any way to your employment relationship with the Company or any termination thereof. For the avoidance of doubt, the "Company Releasees" includes enGene Holdings, Inc.

b)
Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act ("ERISA") (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Earned Sick Time Law, the Massachusetts Right of Privacy Law, the Massachusetts Wage Act (as further explained below), the Massachusetts Paid Family and Medical Leave Act, and the Massachusetts Minimum Fair Wage Law, including all amendments thereto.

c)
Massachusetts Wage Act Waiver. By signing this Agreement, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq., - the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

d)
Age Claim Waiver. In addition to all other claims released under this Agreement, you understand and agree that you are waiving all claims available against the Company Releasees arising out of your employment with the Company or the termination of your employment under the ADEA and OWBPA.

e)
You also agree to waive any right to bring, maintain, or participate in a class action. collective action, or representative action against the Company and/or the other Company Releasees to the fullest extent permitted by law. You agree that you may not serve as a representative of a class action, collective action, or representative action. may not participate as a member of a class action. collective action, or representative action. and may not recover any relief from a class action, collective action, or representative action. You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. You are not waiving any right to challenge the validity of this Paragraph 3(e) on any grounds that may exist in law and equity. However, the Company and the other Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph 3(e), in any appropriate forum.

f)
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers' compensation benefits (other than for retaliation under workers' compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; (vii) any claim or right to indemnification by the Company; (viii) any claim for benefits under paragraph 20 of the Employment Agreement; or (ix) any claim that is not otherwise waivable under applicable law. In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission ("EEOC") or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to this Paragraph 3, you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the releases herein.

g)
You acknowledge that you have not made any claims or allegations against any Company Releasee, the factual foundation for which involves sexual harassment or sexual assault or abuse.

h)
Release of Unknown Claims. You understand that the foregoing releases shall be effective as a full and final accord and satisfaction and general release of all claims, whether known or unknown, against the Company Releasees. You are aware that you may hereafter discover claims or facts in addition to or different from those you now know or believe to exist with respect to the subject matter of this Agreement which if you had known now, may have affected your decision to sign this Agreement; however, you hereby settle and release all of the claims which you had, have or may have against the Company and the other Company Releasees including arising out of such additional or different facts.

4.
No Additional Entitlements. You agree and represent that you have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, including without limitation all commissions and bonuses, severance, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement.

5.
Return of Property. Before your Last Day of Employment, you will return to the Company all of its property, including, but not limited to, computers, cell phones, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored. To the extent you have any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, you agree to cooperate with the Company in permanently deleting such information from such devices, subject to any Company litigation preservation directive then in effect.

6.
Protection of Confidential Information. Except as expressly permitted in Paragraph 8 of this Agreement or if otherwise required by law, you agree that you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company. You further agree to comply fully with your continuing obligations to the Company under Sections 15 and 16 of your Employment Agreement, which are hereby incorporated herein by reference. Without limiting the generality of the foregoing, you agree that for one year from your Last Day of Employment, you will not, without the Board's express written consent, engage (directly or indirectly) in any Competitive Business (as defined in your Employment Agreement) in the United States or Canada.

7.
Non-Disparagement. Except as expressly permitted in Paragraph 8 of this Agreement, you will not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or the other Company Releasees or their personnel and you shall not take any action that would cause the Company and/or the other Company Releasees or their personnel any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute. Notwithstanding the above, nothing in this paragraph or elsewhere in this Agreement should be read to prevent you from exercising your rights under Section 7 of the National Labor Relations Act.

8.
Reports to Government Entities. Nothing in this Agreement restricts or prohibits you or anyone else from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the EEOC, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and you do not need to notify the Company that you have engaged in such conduct. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any other Company Releasee (as defined above in Paragraph 3) resulting from the released claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company will be entitled to an offset for the benefits made pursuant to this Agreement. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

9.
Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the other Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

10.
Cooperation. You agree that upon the Company's reasonable notice to you and at reasonable times that will not interfere with your business or personal matters, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for any reasonable travel expenses incurred in connection therewith.

11.
Confidentiality of the Agreement. Except as permitted in Paragraph 8 of this Agreement or if otherwise required by law, the parties, including the Company, shall not disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, auditors, financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.

12.
Acknowledgments. You hereby acknowledge that:

a)
The Company hereby advises you of your right to obtain independent legal advice from an attorney of your own choice with respect to this Agreement;
b)
You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement;
c)
You freely, voluntarily and knowingly enter into this Agreement after due consideration;
d)
You have had a minimum of twenty one (21) days to review and consider this Agreement;
e)
You and the Company agree that changes to the Company's offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for above;
f)
You have a right to revoke this Agreement by notifying the undersigned representative in writing, via electronic mail, within seven (7) business days of your execution of this Agreement;
g)
In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the consideration that you are receiving pursuant to this Agreement exceeds any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and
h)
No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.

13.
Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact the undersigned for further instruction.

14.
Miscellaneous.

a)
Entire Agreement. This Agreement sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements, except for your continuing obligations to the Company under your Employment Agreement.

b)
Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

c)
Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

d)
Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

e)
Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

f)
Counterparts. This Agreement may be executed electronically and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

g)
Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven business (7) day revocation period referred to above {the "Effective Date").

If the above accurately states our agreement, kindly sign below after your Last Day of Employment and return the original Agreement to me by November 21, 2024.

Sincerely, enGene USA, Inc.

By: /s/ Lee G. Giguere

Lee G. Giguere

Chief Legal Officer

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ James Sullivan

James Sullivan

Date: Nov. 4, 2024